Energy Focus, Inc. Acquires Stones River Companies, LLC
Rob Wilson to continue as business unit leader

Solon, OH – January 5, 2010 – Energy Focus, Inc. (NASDAQ: EFOI), a leader in providing energy efficient lighting solutions, today announced that it acquired Stones Rivers Companies, LLC of Nashville, Tennessee (“SRC”), a leading lighting energy services provider from TLC Investments, LLC, a Tennessee limited liability company (“TLC”) in a transaction valued at approximately $5 million. The acquisition was completed December 31, 2009.

Mr. Joseph Kaveski, CEO, Energy Focus Inc. said: “We are delighted to announce the completion of the SRC acquisition. SRC’s business is based on retrofitting lighting systems in existing public sector buildings. Given the large open order log SRC brings to Energy Focus, we expect to start out 2010 with a dramatic growth in our energy services business — especially since we can combine our two great teams.”

Mr. Kaveski continued, “I am also delighted to announce that Rob Wilson will continue to lead the Energy Focus SRC business unit as its Vice President. Rob’s wealth of experience in managing all aspects of the lighting retrofit business is a critical ingredient to assuring SRC’s continuing profitability and growth.”

Mr. Wilson commented, “I’m looking forward to leading the new Energy Focus team. Energy Focus has excelled at developing energy efficient lighting technology. SRC has excelled at delivering energy efficient lighting to existing buildings. That’s a winning combination.”

Details of the purchase, valued at approximately $5 million, include a $1.5 million cash payment, a cash earn-out of 2.5% of SRC revenue over 42 months, 1.0 million shares of EFOI stock, and a $500,000 note convertible to 500,000 shares of EFOI stock.

Energy Focus, Inc. has received media attention highlighting its new public sector lighting retrofit business direction. A recent article in the Cleveland Plain Dealer http://www.cleveland.com/business/index.ssf/2009/12/energy—focus—of—solon.html takes a look at how Energy Focus’ change toward becoming a turnkey lighting energy services company has helped it look toward growth in a difficult economy.

About Energy Focus

Energy Focus, Inc. is a leading supplier of energy efficient lighting solutions. These solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Pleasanton, CA, and the United Kingdom. For more information, see www.energyfocusinc.com.

About TLC Investments

Stones River Companies was a wholly owned subsidiary of TLC Investments which includes Stones River Electric. Stones River Electric was founded by Jami Wilson Hall in 1990 with a vision to take her new company in a different direction from the typical electrical contracting company.  While most electrical contractors were concentrating on the construction market, Stones River Electric specialized in energy management systems, energy conservation projects, lighting upgrades, maintenance contracts and electrical/lighting installation and maintenance.  This innovative approach proved to be very successful in establishing a unique niche in the marketplace.

Stones River Companies was later formed to support the distinct offerings of a lighting solution and design firm.  These services include the design and implementation of energy efficient lighting measures to provide projects and services primarily in a regional marketplace, encompassing several states surrounding Tennessee.  In 2002, Stones River Companies began offering lighting retrofit projects in support of Energy Services Companies serving the public sector existing building market.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

            Energy Focus, Inc., Public Relations Office

            (440) 715-1295

Investor Contact:

CleanTech IR, Inc.

310-541-6824
btanous@cleantech-ir.com